UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 1, 2024

Name of Registrant, State of Incorporation, Address of Principal Executive Offices, Telephone Number, Commission File Number, IRS Employer Identification Number

ALLIANT ENERGY CORPORATION
(a Wisconsin Corporation)
4902 N. Biltmore Lane
Madison, Wisconsin 53718
Telephone (608) 458-3311
Commission File Number - 1-9894
IRS Employer Identification Number - 39-1380265

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Alliant Energy Corporation, Common Stock, $0.01 Par Value, Trading Symbol LNT, Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On March 1, 2024, Alliant Energy Finance, LLC (“AEF”), a wholly-owned subsidiary of Alliant Energy Corporation (“Alliant Energy”), entered into a one-year amended and restated term loan credit agreement (the “Credit Agreement”) with U.S. Bank National Association, as administrative agent, and the several lenders party thereto. The initial principal amount available under the Credit Agreement is $300 million, with a maturity on March 3, 2025. The Credit Agreement also provides for an incremental term loan facility of up to $100 million. No lender has any obligation to provide incremental term loans. Alliant Energy guaranteed payment and performance of AEF’s obligations under the Credit Agreement. Advances under the Credit Agreement will be used to refinance existing indebtedness of AEF and for general corporate purposes. The Credit Agreement amends and restates the existing term loan credit agreement by and between AEF, Alliant Energy, U.S. Bank National Association, as administrative agent, and the several lenders party thereto.

The Credit Agreement contains various covenants, including a requirement that Alliant Energy maintains a debt-to-capital ratio of not greater than 65% on a consolidated basis. The debt component of the debt-to-capital ratio includes, among others, long- and short-term debt (excluding non-recourse debt, operating lease obligations and hybrid securities to the extent the total carrying value of such hybrid securities does not exceed 15% of consolidated capital of Alliant Energy), financing lease obligations, certain letters of credit, guarantees of the foregoing and synthetic leases. The equity component of the debt-to-capital ratio excludes accumulated other comprehensive income (loss).

The Credit Agreement contains a covenant that prohibits placing liens on any of the property of AEF, Alliant Energy or its subsidiaries with certain exceptions. Exceptions include among others, liens to secure obligations of up to 10% of the consolidated assets of Alliant Energy (valued at carrying value), liens imposed by government entities, materialmen’s and similar liens, certain judgment liens, liens to secure additional non-recourse debt not to exceed $100 million outstanding at any one time at each of Interstate Power and Light Company and Wisconsin Power and Light Company, and $100 million at Alliant Energy’s non-utility subsidiaries, and certain purchase money liens. The Credit Agreement also contains a covenant that requires, during its term, any proceeds from asset sales, with certain exclusions, in excess of 25% of Alliant Energy’s consolidated assets, be used to reduce certain debt commitments. Exclusions include, among others, certain sale and lease-back transactions, sales of certain non-utility assets, intercompany asset sales and sales of certain contracts and accounts receivables.

The Credit Agreement contains customary events of default, including a cross-default provision which would be triggered if Alliant Energy or any of its domestic subsidiaries defaults on debt (other than non-recourse debt) totaling $100 million or more. If an event of default under the Credit Agreement occurs and is continuing, then the lenders may declare any outstanding obligations under the Credit Agreement immediately due and payable. In addition, if any order for relief is entered under bankruptcy laws with respect to AEF or Alliant Energy, then any outstanding obligations under the Credit Agreement would be immediately due and payable.

The description of the Credit Agreement set forth above is not complete and is qualified in its entirety by reference to the Credit Agreement filed herewith as Exhibit 10.1, which is incorporated by reference herein.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included or incorporated by reference in Item 1.01 of this Current Report on Form 8‑K is incorporated by reference into this Item 2.03 of this Current Report on Form 8‑K.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
10.1
Amended and Restated Credit Agreement, dated as of March 1, 2024, among Alliant Energy Finance, LLC, Alliant Energy Corporation, U.S. Bank National Association and the lender parties set forth therein.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Alliant Energy Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT ENERGY CORPORATION

Date: March 5, 2024	By:/s/ Robert J. Durian
Robert J. Durian
Executive Vice President and Chief Financial Officer